HARRIS
                                               BEACH &
                                               WILCOX
                                               A LIMITED LIABILITY PARTNERSHIP

                                               ATTORNEYS AT LAW

                                               THE GRANITE BUILDING
                                               130 EAST MAIN STREET
                                               ROCHESTER, N.Y. 14604-1687
                                               (716) 232-4440



September 10, 1997





Essex Hospitality Associates IV L.P.
100 Corporate Woods
Rochester, New York 14623


Ladies and Gentlemen:

         We have represented Essex Hospitality Associates IV L.P., a New York limited partnership (the "Partnership"), in connection with its offering of up to $5.0 million of limited partnership units (the "Units") and up to $6.0 million of the Partnership's subordinated notes (the "Subordinated Notes"). This opinion is being given in connection with the Partnership's Post-Effective Amendment No. 6 to the Partnership's Registration Statement on Form S-1 (Registration No. 33-96716) (the "Post-Effective Amendment No. 6), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, including the prospectus forming a part thereof (the "Prospectus") and any subsequent post-effective amendments, prospectus supplements or exhibits thereto.

         In our capacity as legal counsel to the Partnership, we have examined the Amended and Restated Limited Partnership Agreement of the Partnership (the
"Partnership Agreement'), the Certificate of Limited Partnership of the Partnership, the form of the Subordinated Notes, the form of Indenture to be entered into by and between the Partnership and Manufacturers and Traders Trust Company, as Trustee, the Post- Effective Amendment No. 6 and other documents upon which the transactions described in the Post-Effective Amendment No. 6 are based, and such other documents as we have deemed necessary and appropriate in rendering this opinion. We have assumed for purposes of this opinion that the limited partners will act only in compliance with the Partnership Agreement.

         Based upon the foregoing, it is our opinion that the statements made in the portion of the Prospectus entitled "Tax Considerations - Discussions of Tax Consequences of Owning Notes" and "Discussion of Tax Consequences of Owning Limited Partnership Units" (including the Tax Status of Solon Hotel LLC and Erie Hotel LLC), concerning our opinions as to the material tax aspects of an investment in the Partnership, accurately reflect our opinions on the issues discussed, subject to the assumptions and limitations set forth therein.

         This opinion is rendered with respect to the federal laws of the United States and the laws of the State of New York and does not address the laws of any other jurisdiction. Furthermore, we hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 6, and we further consent to the use of our name in the sections of the Prospectus captioned "Legal Matters" and "Tax Considerations."

                                            Very truly yours,

                                            HARRIS BEACH & WILCOX, LLP


                                            By: /S/ THOMAS E. WILLETT
                                                Thomas E. Willett,
                                                Member of the Firm